Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1 of our report dated July 7, 2023 (except for the effects of the adjustments to retrospectively apply the change in presentation for the share Subdivision described in Note 17, as to which the date is November 3, 2023) with respect of our audits of the consolidated financial statements of Oriental Rise Holdings Limited as of December 31, 2021 and 2022 and for each of the years in the two-year period ended December 31, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ PKF Littlejohn LLP

London, United Kingdom

February 8, 2024